Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Fiscal 2005 Income from

Continuing Operations and Per Share Income Increased 39% and

Net Interest Income Increased 32%

Loans from Continuing Operations Increased 27% to $650 Million at December 31, 2005

versus $512 Million at December 31, 2004

COSTA MESA, Calif., February 16, 2006 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the fourth quarter and year ended December 31, 2005.

Overview

During the fourth quarter of 2005, continuing operations, which consist of the Company’s commercial banking business, generated income of $1.6 million, or $0.16 per diluted share; while discontinued operations, which consisted of our wholesale mortgage lending business, generated income of $2,000, or $0.00 per diluted share. As a result, net income in the fourth quarter ended December 31, 2005 also totaled $1.6 million, or $0.16 per diluted share. By comparison, during the fourth quarter ended December 31, 2004, continuing operations generated income of $1.5 million, or $0.15 per diluted share, discontinued operations generated income of $132,000, or $0.01 per diluted share and net income totaled $1.7 million, or $0.16 per diluted share.

For the year ended December 31, 2005, income from continuing operations grew by $1.7 million, or 39%, to $6.2 million, or $0.59 per diluted share, from $4.5 million, or $0.42 per diluted share, in the year ended 2004. Discontinued operations sustained a loss of $499,000, or $0.05 per diluted share, in the year ended December 31, 2005, as compared to income of $396,000, or $0.04 per diluted share for the prior year. As a result, net income grew by $861,000, or 18%, to $5.7 million or, $0.54 per diluted share, in the year ended December 31, 2005 from $4.9 million, or $0.46 per diluted share, in the year ended 2004.

The increases in income from continuing operations in the quarter and year ended December 31, 2005, were primarily attributable to increases in net interest income of $1.9 million, or 33%, and $7.0 million, or 32%, respectively. The increases in net interest income were due, for the most part, to increases in the interest earned on loans that were attributable primarily to increases in loan volume and, to a lesser extent, increases in the market rates of interest. These increases in net interest income also contributed to improvements in our net interest margin, which grew to 3.46% in the fourth quarter of 2005, from 3.17% in the same quarter of 2004, and to 3.38% in the year ended December 31, 2005, from 3.04% for the prior year.

The increases in net interest income more than offset declines in non-interest income of $510,000, or 62%, and $777,000, or 32% , respectively, and growth-related increases in non-interest expense of $907,000, or 22%, and $3.2 million, or 20%, respectively, in the quarter and the year ended December 31, 2005. The growth-related increases in non-interest expense were primarily attributable to the growth of our Long Beach, California Financial Center, which opened in September 2004, and the opening in the second quarter of 2005, of our full-service Inland Empire Financial Center, in Ontario California, which is our eighth full service banking and financial center and our first in the Inland Empire.

(more)

PMBC Release, Page 2

February 16, 2006

“We continue to emphasize our strength in the commercial and industrial business segments in the markets we have developed. Recently we have expanded our team of commercial banking officers, one of the finest in Southern California, with an experience level of 15 to 20 years in our chosen geographic markets”, said Raymond E. Dellerba, President and CEO. Dellerba went on to say, “The proof of the success of this team is evidenced in our loan growth of over $125 million in year 2005 over year 2004. This exceptional team of commercial bankers is backed by our highly skilled operations, credit, finance, administrative staff and technical staff. In addition to thanking our exceptional staff for their efforts, I would like to thank our investors and customers for their continued support.”

Results of Continuing Operations

Net Interest Income. Net interest income, a primary measure of bank profitability, increased by $1.9 million, or 33%, to $7.9 million in the fourth quarter of 2005, from $6.0 million in the fourth quarter of the prior year. These increases in net interest income and the resulting improvements in our net interest margin during the quarter and year ended December 31, 2005, were due for the most part to increases in interest earned on loans that were primarily attributable to (i) an increase in loan volume of $138 million, or 27%, to $650 million at December 31, 2005 from $512 million at December 31, 2004, and, (ii) to a lesser extent, increases in prevailing market rates of interest to which the interest rates on our loans are tied. The increases in interest income of $4.2 million or 46%, and $12.6 million or 38%, respectively, during the quarter and year ended December 31, 2005, more than offset increases in interest expense of $2.3 million, or 72%, and $5.6 million or 48%, respectively. Those increases in interest expense were primarily attributable to increases in the volume of interest-bearing deposits, primarily resulting from increases in the number of deposit customers, and increases in interest rates paid on deposits in response to increases in market rates of interest, and additional borrowing from FHLB to support the increase in earning asset in both the quarter and year ended December 31, 2005, as compared to the fourth quarter and year ended December 31, 2004.

Non-interest Income. Non-interest income decreased by $510,000, or 62%, to $318,000 in the fourth quarter of 2005, from $828,000 for the same period in 2004, primarily because non-interest income in the fourth quarter of 2004 included a net gain of $470,000 on a sale of securities. In the year ended December 31, 2005, non-interest income declined by $777,000, or 32%, to $1.7 million from $2.5 million in 2004, due primarily to the fact that non-interest income in 2004 included $839,000 of gains from sales of securities and $117,000 of gains from sales of other real estate owned; whereas there were no sales of, and hence no gains from, sales of securities or other real estate owned in the year ended December 31, 2005.

Non-interest Expense. Due primarily to the growth of our banking operations, non-interest expense increased by $907,000, or 22%, to $5.0 million in the quarter ended December 31, 2005 from approximately $4.1 million in the same quarter of 2004, and by $3.2 million, or 20%, to $18.7 million in the year ended December 31, 2005, from $15.5 million in 2004. The increases in non-interest expense were primarily attributable to the September 2004 opening of, as well as the growth of, our commercial banking business at our Long Beach Financial Center and the opening of our new Inland Empire Financial Center in Ontario, in June of 2005, along with the addition of commercial loan officers in our Southern California Financial Centers and our new Corporate Banking Division, located in Costa Mesa.

Notwithstanding these increases in non-interest expense, our efficiency ratio (operating expenses as a percentage of total revenues from continuing operations) in the quarter ended December 31, 2005, remained flat at 61%, as compared to the same quarter of 2004, and improved to 62% in the year ended 2005, from 64% in 2004, due primarily to the increases we generated in net interest income, which offset the decreases in non-interest income and increases in non-interest expense in both the quarter and year ended December 31, 2005.

Discontinued Operations. Our discontinued operations consisted of our wholesale mortgage lending business. As previously announced, in the second quarter of 2005, we decided to discontinue that business. The decline, to $2,000, in income from discontinued operations in the fourth quarter of 2005, from $132,000 in the same quarter of 2004, and the $499,000 loss from discontinued operations in 2005, were primarily attributable to reductions in mortgage loan originations and severance and other expenses incurred in connection with the winding down and liquidation of those operations, which took place for the most part during the last six months of 2005.

“We are pleased to report that the exit from the wholesale mortgage banking business was completed during the fourth quarter of 2005,” said Nancy Gray, CFO.

(more)

PMBC Release, Page 3

February 16, 2006

Balance Sheet Growth and Asset Quality

Loans and Assets. Loans from continuing operations (net of the allowance for loan losses) increased by $138 million, or 27%, to $650 million at December 31, 2005, from $512 million at December 31, 2004. The increase in core loans contributed to a 16% increase in total assets to $981 million at December 31, 2005, from $846 million one year earlier. Deposits also increased, growing by $46 million, or 9%, to $580 million at December 31, 2005, from $534 million at December 31, 2004. Contributing to that increase was a $26 million, or 15%, increase in non-interest bearing deposits to $201 million at December 31, 2005, from $175 million at December 31, 2004. Time deposits increased by 9% to $223 million at December 31, 2005, from $204 million at December 31, 2004, primarily, as a result of a marketing campaign in the fourth quarter of 2005. At December 31, 2005 non-interest bearing deposits and time deposits represented 35% and 39%, respectively, of total deposits, as compared to 33% and 38%, respectively, at December 31, 2004.

Non-Performing Loans and Allowance for Loan Losses. Loans classified as non-performing, 90 days past due, or impaired totaled $1.3 million, or 0.2% of total loans outstanding, at December 31, 2005, as compared to $11,000, or 0.0% of total loans outstanding, at December 31, 2004. We had no restructured loans at December 31, 2005, or 2004. The allowance for loan losses totaled $5.1 million, or 0.78% of core loans outstanding, at December 31, 2005, as compared to $4.0 million and 0.78%, respectively, at December 31, 2004. We increased the dollar amount of the allowance for loan losses by making provisions for loan losses in the quarter and year ended December 31, 2005, of $455,000 and $1.1 million, respectively, in response to the increases in loan volume from continuing operations.

Commercial Banking

“Pacific Mercantile Bank now has over $981 million in total assets including a $650 million portfolio of net loans from continuing operations. In addition, we believe that our strong capitalization, liquidity and financial center locations, coupled with the recent hiring of additional seasoned commercial loan and business development officers, will enable us to take advantage of an improving commercial loan demand market in Southern California to achieve further loan growth,” stated Mr. Dellerba.

Internet Banking

We continue to focus on expanding the functionality of our Internet banking system and the updating of the website to provide our customers convenient and cost-efficient “high-tech” banking services, combined with strong, professional assistance. Our Internet Bank offers a convenient delivery channel for our banking products through our website at www.pmbank.com.

About Pacific Mercantile Bancorp.

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999, and of PMB Securities Corp., which commenced operations in September 2002.

The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates four Orange County financial centers located, respectively, in the cities of Newport Beach, Costa Mesa, La Habra and San Clemente; two Los Angeles County financial centers located, respectively, in the cities of Beverly Hills and Long Beach; one San Diego County financial center in La Jolla; and our latest financial center in the Inland Empire, off the Interstate 10, in Ontario, California, which opened in late spring of 2005. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

PMB Securities Corp, an SEC registered securities broker-dealer and member of the National Association of Securities Dealers, Inc. (NASD), is engaged in the retail securities brokerage business. Brokerage accounts are cleared through National Financial Services LLC and are SIPC insured. PMB Securities Corp is located at 450 Newport Center Drive, Suite 110, Newport Beach, next to the Bank’s original location.

(more)

PMBC Release, Page 4

February 16, 2006

Forward-Looking Statements

This news release contains statements regarding our expectations or beliefs about our future financial performance and trends in our business or markets, which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected future financial performance as set forth in the forward-looking statements contained in this news release. These risks and uncertainties relate to such matters as, but are not limited to:

•	Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we must offer in order to attract or retain deposits, any of which could cause our net interest income and our earnings to decline.

•	Adverse changes in local or national economic conditions, which could lead to a decline in loan volume or an increase in loan delinquencies that would result in declines in our net interest income and in our net income.

•	Adverse changes in Federal Reserve Board monetary policies, which could result in reductions in net interest margins, or in loan demand, and, therefore, could adversely affect our operating results.

•	The risk of a significant decline in real property values in Southern California, which could result in deterioration in the performance of not only our real estate loan portfolio, but also our commercial loan portfolio, because a substantial portion of our commercial loans are secured by real property. As a result, such a decline could require us to increase the provisions we must make for potential loan losses and lead to increases in loan write-offs, which would reduce our earnings and could adversely affect our financial condition.

•	The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new financial center locations, or if we are unable to successfully enter new markets or introduce new financial products or services that will gain market acceptance.

•	The risk that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California could adversely affect our operating results.

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results.

•	Increased government regulation which could increase the costs of our operations or make us less competitive.

•	The risk that our decision to concentrate our capital and other resources on our commercial banking business by, among other things, exiting the wholesale mortgage banking business, will not turn out to be successful, in terms of the objectives underlying that decision, including growing our commercial banking business and increasing the efficiency and profitability of our operations.

Certain of these, as well as other, risk factors and uncertainties are discussed in greater detail in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.

Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Annual Report and are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

(more)

PMBC Release, Page 5

February 16, 2006

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2005	2004		2005	2004
Total interest income	$13,397	$9,158	46.3%	$45,998	$33,355	37.9%
Total interest expense	5,461	3,175	72.0%	17,312	11,694	48.0%

Net interest income	7,936	5,983	32.6%	28,686	21,661	32.4%
Provision for loan losses	455	50	810.0%	1,145	973	17.7%

Net interest income after provision for loan losses	7,481	5,933	26.1%	27,541	20,688	33.1%
Non-interest income
Service charges & fees	180	148	21.6%	682	669	1.9%
Net gains on sales of securities	—	470	N/M	—	839	N/M
Other non-interest income	138	210	(34.3)%	1,006	957	5.1%

Total non-interest income	318	828	(61.6)%	1,688	2,465	(31.5)%
Non-interest expense
Salaries & employee benefits	2,657	2,120	25.3%	9,826	7,817	25.7%
Occupancy and equipment	1,011	893	13.2%	3,994	3,432	16.4%
Other non-interest expense	1,372	1,120	22.5%	4,866	4,272	13.9%

Total non-interest expense	5,040	4,133	21.9%	18,686	15,521	20.4%

Income before income taxes	2,759	2,628	5.0%	10,543	7,632	38.1%
Income tax expense	1,124	1,104	1.8%	4,320	3,165	36.5%

Income from continuing operations net of taxes	1,635	1,524	7.3%	6,223	4,467	39.3%
Income (loss) from discontinued operations, net of taxes	2	132	(98.5)%	(499)	396	(226.0)%

Net Income	$1,637	$1,656	(1.1)%	$5,724	$4,863	17.7%

Net income (loss) per basic share:
Income from continuing operations	$0.16	$0.15		$0.61	$0.44
Income (loss) from discontinued operations	$0.00	$0.01		$(0.05)	$0.04

Net Income	$0.16	$0.16		$0.56	$0.48

Net income (loss) per diluted share:
Income from continuing operations	$0.16	$0.15		$0.59	$0.42
Income (loss) from discontinued operations	$0.00	$0.01		$(0.05)	$0.04

Net Income	$0.16	$0.16		$0.54	$0.46

Weighted average shares outstanding (in thousands)
Basic	10,176	10,083		10,101	10,082
Diluted	10,723	10,803		10,563	10,597
Ratios from continuing operations(1)
ROA	0.68%	0.73%		0.68%	0.57%
ROE	8.36%	8.11%		8.09%	6.15%
Efficiency ratio	61.06%	60.67%		61.52%	64.33%
Net interest margin (1)	3.46%	3.17%		3.38%	3.04%

(1)	Ratios and net interest margin for the three periods ended December 31, 2005 and 2004 have been annualized.

(more)

PMBC Release, Page 6

February 16, 2006

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	December 31,		Percent Increase/(Decrease)
	2005	2004
ASSETS
Cash and due from banks	$23,422	$26,509	(11.6)%
Fed funds sold	11,400	69,600	(83.6)%
Interest bearing deposits	441	738	(40.2)%
Investments	278,905	180,074	54.9%
Loans (net of allowance of $5,126 and $4,032, respectively)	650,027	511,827	27.0%
Loans held for sale	0	42,348	(100.0)%
Investment in unconsolidated trust subsidiaries	837	837	0.0%
Other assets	16,124	13,606	18.5%

Total Assets	$981,156	$845,539	16.0%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$200,688	$175,329	14.5%
Interest bearing deposits
Interest checking	25,125	22,862	9.9%
Savings/money market	131,094	131,161	(0.1)%
Certificates of deposit	223,442	204,211	9.4%

Total interest bearing deposits	379,661	358,234	6.0%

Total deposits	580,349	533,563	8.8%
Other borrowings	288,684	204,754	41.0%
Other liabilities	5,769	4,409	30.8%
Junior subordinated debentures	27,837	27,837	0.0%

Total liabilities	902,639	770,563	17.1%
Shareholders’ equity	78,517	74,976	4.7%

Total Liabilities and Shareholders’ Equity	$981,156	$845,539	16.0%

Tangible book value per share(1)	$8.08	$7.58	6.6%

Shares outstanding	10,176,008	10,084,381

(1)	Excludes accumulated other comprehensive income/loss included in shareholders’ equity.

Average Balances (dollars in thousands)
	Year Ended December 31,
	2005	2004
Average gross loans (*)	$561,908	$441,605
Average loans held for sale	$23,766	$26,608
Average earning assets	$867,959	$748,417
Average assets	$908,698	$786,176
Average equity	$76,898	$72,456
Average interest bearing deposits	$371,188	$343,241

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

Credit Quality Data (dollars in thousands)
	At December 30,
	2005	2004
Total non-performing assets	$1,336	$11
Net charge-offs year-to-date	$51	$884
Allowance for loan losses	$5,126	$4,032
Allowance for loan losses /gross loans (excl. loans held for sale)	0.78%	0.78%
Allowance for loan losses /total assets	0.52%	0.48%

(end)